EXHIBIT 99.1

Contact:	Damon Elder
(949) 270-9207
delder@ahinvestors.com

Griffin-American Healthcare REIT IV Acquires
Pottsville Medical Office Building in Eastern Pennsylvania

HARRISBURG, PA (Sept. 22, 2016) – American Healthcare Investors and Griffin Capital Corporation, the co-sponsors of Griffin-American Healthcare REIT IV, Inc., announced today that the REIT has acquired Pottsville Medical Office Building, an approximately 36,000-square-foot medical office building in the Pennsylvania town of Pottsville, located approximately 50 miles from the state capital of Harrisburg.

Built in 2004, Pottsville Medical Office Building is 100 percent leased to multiple physician practice groups, including Integrated Medical Group, PC, which occupies approximately 64 percent of the building and has been a tenant since completion of construction. The property is located within two miles of Schuylkill Medical Center-South Jackson Street and Schuylkill Medical Center-East Norwegian Street, both members of the Schuylkill Health System and which combined command approximately 67 percent of the local Pottsville market share for inpatient admission, according to the American Hospital Directory.

“Pottsville Medical Office Building is located near well-performing hospitals and enjoys strong occupancy from quality tenants,” said Danny Prosky, a principal of American Healthcare Investors and president and chief operating officer of Griffin-American Healthcare REIT IV. “We find significant value in qualities such as these and are pleased to acquire a property of this caliber.”

Pottsville Medical Office Building was acquired from Norwegian Real Estate Limited Partnership, an unaffiliated third party represented by Allen Inman of Brown Gibbons Lang & Company. Griffin-American Healthcare REIT IV financed the acquisition using cash on hand.

Additionally and separate from the acquisition of Pottsville Medical Office Building, as of Sept. 22, 2016, the REIT has executed purchase and sale agreements to acquire six additional healthcare buildings for an aggregate purchase price of approximately $76 million. These pending acquisitions are subject to customary closing conditions and the satisfaction of other requirements as detailed in the respective agreements, and therefore, no assurance can be given regarding the closing of any of these acquisitions.

About American Healthcare Investors, LLC
American Healthcare Investors is an investment management firm that specializes in the acquisition and management of healthcare-related real estate. One of the world’s largest managers of healthcare real estate, the company oversees an approximately 30 million-square-foot portfolio valued at more than $8 billion, based on aggregate purchase price, on behalf of multiple investment programs that include thousands of individual and institutional investors. As of June 30, 2016, this international portfolio includes approximately 600 buildings comprised of medical office buildings, hospitals, senior housing, skilled nursing facilities and integrated senior health campuses located throughout the United States and the United Kingdom. The company and its principals have completed approximately $25 billion in aggregate acquisition and disposition transactions, approximately $15 billion of which have been healthcare-related. American Healthcare Investors is committed to providing investors with access to the potential benefits that healthcare-related real estate ownership can provide. For more information regarding American Healthcare Investors, please visit www.AmericanHealthcareInvestors.com.

About Griffin-American Healthcare REIT IV, Inc.
Griffin-American Healthcare REIT IV, Inc. intends to elect to be taxed as a real estate investment trust for federal income tax purposes beginning with its taxable year ending December 31, 2016, and it intends to continue to be taxed as a REIT. Griffin-American Healthcare REIT IV intends to build a balanced and diversified portfolio of healthcare real estate assets, focusing primarily on medical office buildings, hospitals, skilled nursing facilities, senior housing and other healthcare-related facilities. The REIT is co-sponsored by American Healthcare Investors and Griffin Capital Corporation. For more information regarding Griffin-American Healthcare REIT IV, please visit www.healthcarereitiv.com.

About Griffin Capital Corporation
Griffin Capital Corporation (“Griffin Capital”) is a privately-held, Los Angeles headquartered investment and asset management company with a 21-year track record sponsoring real estate investment vehicles and managing institutional capital. Led by senior executives with more than two decades of real estate experience who have collectively closed transactions representing over $22 billion in value, Griffin Capital and its affiliates have acquired or constructed approximately 55 million square feet of space since 1995. Griffin Capital and its affiliates own, manage, sponsor and/or co-sponsor a portfolio consisting of approximately 38 million square feet of space, located in 29 states and the United Kingdom, representing approximately $6.6* billion in asset value, based on purchase price, as of June 30, 2016.

*Includes the property information related to interests held in certain joint ventures.

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This release contains certain forward-looking statements, including statements with respect to the significance of the acquisition of Pottsville Medical Office Building to the company’s portfolio, the potential value derived from the property and the closing of pending acquisitions. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to, the following: the uncertainties relating to the medical needs and local economy of Pottsville, Pennsylvania; the strength and financial condition of Pottsville Medical Office Building and its tenants; the uncertainties regarding the satisfaction of closing conditions and other requirements related to pending acquisitions; the uncertainties relating to changes in general economic and real estate conditions; the uncertainties regarding changes in the healthcare industry; the uncertainties relating to the implementation of Griffin-American Healthcare REIT IV’s real estate investment strategy; and other risk factors as detailed from time to time in Griffin-American Healthcare REIT IV’s periodic reports, as filed with the Securities and Exchange Commission. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events.